Prospectus Supplement                         Filed Pursuant to Rule 424(b)(3)
(to Prospectus dated October 5, 2004)         Registration No. 333-118922



                         ADVANCED MEDICAL OPTICS, INC.

                                 $350,000,000

             2.50% Convertible Senior Subordinated Notes due 2024
                                      and
         Shares of Common Stock Issuable Upon Conversion of the Notes



         This prospectus supplement supplements the prospectus dated October 5, 2004, as supplemented by prospectus supplements dated October 19, 2004, November 4, 2004, November 10, 2004, December 13, 2004, January 11, 2005, February 7, 2005, March 18, 2005, April 20, 2005 and May 24, 2005 relating to the resale by certain of our securityholders of up to $350,000,000 aggregate principal amount at maturity of our 2.50% Convertible Senior Subordinated Notes due 2024 and the shares of our common stock issuable upon conversion of the notes. You should read this prospectus supplement in conjunction with the prospectus. This prospectus supplement is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus.

         Effective December 15, 2004, as permitted by the indenture governing the notes, we made an irrevocable election to satisfy in cash our conversion obligation with respect to the principal amount of any notes converted after December 15, 2004, with any remaining amount of the conversion obligation to be satisfied in shares of common stock, in each case, calculated as set forth in the indenture.

         The information appearing under the heading "Selling Securityholders" in the prospectus is hereby amended by the addition or substitution, as applicable, of the following:


                                            Aggregate      Percentage      Number of
                                            Principal      of Aggregate    Shares of     Percentage
                                             Amount        Principal         Common       of Common
                                            of Notes        Amount           Stock          Stock
                                            That May       of Notes        That May Be   Outstanding
Name of Selling Securityholder              Be Sold       Outstanding       Sold(1)          (1)
----------------------------------------------------------------------------------------------------
McMahan Securities Co., L.P.(2)......       250,000             *            (1)           (1)

--------------
*        Represents less than 0.1%

(1) As a result of our irrevocable election to satisfy in cash our conversion obligation with respect to the principal amount of any notes converted after December 15, 2004, on conversion, each holder will receive (A) a cash amount equal to the aggregate principal amount of the notes to be converted, and (B) a number of shares of common stock equal to (i) the aggregate principal amount of notes to be converted divided by 1,000 and multiplied by (ii)(a) the conversion rate then in effect minus (b) $1,000 divided by the applicable stock price (as defined in the prospectus and the indenture). The initial conversion rate of the notes is 19.9045 shares of common stock per $1,000 principal amount at maturity of the notes, subject to adjustment as described in the prospectus and the indenture.

(2) Selling securityholder has identified itself as a broker-dealer. Such selling securityholder has informed us that: (1) such selling securityholder purchased its notes in the ordinary course of business, and (2) at the time the notes were purchased, the selling securityholder had no agreements or understandings, directly or indirectly, with any person to distribute the notes.


         Investing in the notes and our common stock issuable upon conversion of the notes involves risks that are described in the "Risk Factors" section of the accompanying prospectus beginning on page 13.

                                _____________

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                _____________

            The date of this prospectus supplement is July 28, 2005